As filed with the Securities and Exchange Commission on July 29, 2005

Registration No. 333-123238

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 5 TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NATIONAL LAMPOON, INC.
(Name of Small Business Issuer in Its Charter)

Delaware	7812	95-4053296
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10850 Wilshire Boulevard, Suite 1000
Los Angeles, California 90024
Telephone (310) 474-5252 Facsimile: (310) 474-1219
(Address and Telephone Number
of Principal Executive Offices)

Daniel S. Laikin
Chief Executive Officer
Douglas S. Bennett
President and Chief Financial Officer
10850 Wilshire Boulevard, Suite 1000
Los Angeles, California 90024
Telephone: (310) 474-5252
Facsimile: (310) 474-1219
(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

Mary Ann Sapone, Esq.	James Martin Kaplan, Esq.
Richardson & Patel LLP	Blank Rome LLP
10900 Wilshire Boulevard, Suite 500	405 Lexington Avenue
Los Angeles, California 90024	New York, New York 10174
Telephone: (310) 208-1182	Telephone: (212) 885-5371
Facsimile (310) 208-1154	Facsimile (212) 885-5047

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
	Aggregate Offering	Amount of Registration
Title of Each Class of Securities to be Registered	Price(1)	Fee

Common stock, par value $0.0001 per share (2)	$13,800,000	$1,624.26

TOTAL	$13,800,000	$1,624.26

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, using an assumed offering price of $3.75.

(2)	Includes 480,000 shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment is being filed for the purpose of re-filing exhibit 5 to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.          Indemnification Of Directors And Officers

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s Certificate of Incorporation includes a provision that eliminates the personal liability of each of its directors for monetary damages for breach of such director’s fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, the Registrant’s Certificate of Incorporation provides that it must, to the fullest extent permitted by the Delaware General Corporation Law, indemnify any person who is made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his personal representative or his heirs, is or was a director or officer of the Registrant or any predecessor of the Registrant, or serves or served at any other enterprise as a director or officer at the request of the Registrant or any predecessor of the Registrant.

The Registrant’s bylaws require it to provide indemnity to the fullest extent allowed by law to each of its officers and directors against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was the Registrant’s agent. The bylaws allow the Registrant to provide this same indemnity to employees and agents (other than directors and officers). The Registrant’s bylaws also permit it to advance expenses incurred by officers, directors, employees and agents in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amounts if it is determined that the indemnified party is not entitled to be indemnified. The indemnification provided by the Registrant’s bylaws is not exclusive.

Prior to its merger with National Lampoon, Inc., the Registrant entered into indemnification agreements with each of its directors that attempt to provide the maximum indemnification allowed under the California law, the Registrant’s domicile prior to completion of the merger. The indemnification agreements make mandatory indemnification which is permitted by California law in situations in which the indemnitee would otherwise be entitled to indemnification only if the Board of Directors, the shareholders, independent legal counsel retained by the Registrant or a court in which an action was or is pending made a discretionary determination in a specific case to award such indemnification.

The Registrant carries directors’ and officers’ liability insurance covering its directors and officers against liability asserted against or incurred by the person arising out of his or her capacity as an officer or director, including any liability for violations of the Securities Act of 1933 or the Securities Exchange Act of 1934, subject to some exclusions and coverage limitations.

Item 25.          Other Expenses of Issuance and Distribution.

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

SEC Filing Fee	$1,697
Printing Expenses*	$50,000
Accounting Fees and Expenses*	$39,000
Legal Fees and Expenses*	$140,000
Blue Sky Fees and Expenses*
Registrar and Transfer Agent Fee*	$4,303
Miscellaneous*	$65,000

Total*	$300,000

* Estimated. Includes the Registrant’s American Stock Exchange Application Fee of $65,000 that is refundable to the extent of $60,000, if the application is denied.

Item 26.          Recent Sales of Unregistered Securities

The following discussion reflects a 2-for-1 common stock split that was effective on September 15, 2004, even though the transaction may have occurred prior to that date.

On May 17, 2002 the Registrant and National Lampoon Acquisition Group (the “NLAG Group”) entered into a Preferred Stock and Warrant Purchase Agreement, pursuant to which the Registrant sold to members of the NLAG Group 35,244 units, each unit consisting of one share of Series B Convertible Preferred Stock and a warrant to purchase 56.338 shares of the Registrant’s common stock at a purchase price of $1.77 per share. The warrants have a term of five years. The per unit purchase price was $100. The Registrant relied on section 506 of the Securities Act of 1933 to issue the securities, inasmuch as the units were sold without any form of general solicitation or general advertising and sales were made only to accredited investors.

On May 17, 2002 the Registrant issued a warrant to GTH Capital, Inc. The warrant allows the holder to purchase 1,243 shares of the Registrant’s Series B Convertible Preferred Stock for a purchase price of $197.29 per share. The warrant expires on May 16, 2007. The warrant was issued in conjunction with the NLAG Group transaction. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the warrant was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor.

On August 7, 2002 the Registrant issued two warrants to Zelnick Media Corporation. The warrants were issued for consulting services that were rendered to the Registrant. Each warrant represents the right to purchase 279,000 shares of the Registrant’s common stock. The warrants may be exercised at the price of $3.25 and $5, respectively. The warrants will expire on August 7, 2007. The right to purchase one-third of the warrant shares vested on the date of grant, while the remaining two-thirds began to vest on August 7, 2003, and since that date vest equally over 24 months. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the warrant was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor.

On August 7, 2002 the Registrant issued two warrants to Scott Siegler. The warrants were issued for consulting services that were rendered to the Registrant. Each warrant represents the right to purchase 21,000 shares of the Registrant’s common stock. The warrants may be exercised at the price of $3.25 and $5, respectively. The warrants will expire on August 7, 2007. The right to purchase one-third of the warrant shares vested on the date of grant, while the remaining two-thirds began to vest on August 7, 2003, and since that date vest equally over 24 months. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the warrant was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor.

Effective August 17, 2002 the Registrant issued to 426 units of Series B Convertible Preferred Stock and warrants to Douglas S. Bennett in exchange for consulting services that were rendered to the Registrant. Each unit consisted of one share of Series B Convertible Preferred Stock and a warrant to purchase 56.338 shares of the Registrant’s common stock at a purchase price of $1.77 per share. The warrants have a term of five years. The value of each unit was $100. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the Registrant did not engage in general solicitation or advertising in making this offering and the offeree occupied an insider status relative to the Registrant that afforded him effective access to the information registration would otherwise provide.

On April 9, 2003 the Registrant issued warrants to Larry Gershman and David Jablin. The warrants were issued for consulting services that were rendered to the Registrant. Each warrant represents the right to purchase 10,000 shares of the Registrant’s common stock. The warrants may be exercised at a price of $2.55. The warrants will expire on April 9, 2008. The right to purchase the warrant shares vested equally over a period of 36 months from the date of grant. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the warrants were issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

On October 28, 2003, the Registrant issued an aggregate 14,000 shares of its common stock to the following individuals as compensation for services rendered: Dan Sarnoff (6,000), Sara Rutenberg (6,000) and Sally Stewart (2,000). These transactions were exempt from registration requirements in reliance on Section 4(2) of the Securities Act of 1933. At the time of this offering, Mr. Sarnoff was Executive Vice President of National Lampoon Games, Inc., Ms. Rutenberg was providing business affairs services and Ms. Stewart was providing public relations services. The Registrant did not engage in general solicitation or advertising in making this offering and each acquirer occupied an insider status relative to the Registrant that afforded to him or her effective access to the information registration would otherwise provide.

On May 13, 2003, the Registrant issued 1,335 shares of its common stock to Todd Stuart in exchange for services rendered. This transaction was exempt from the registration requirements in reliance on Section 4(2) of the Securities Act of 1933. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the warrant was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor.

On October 14, 2004 the Registrant issued 5,115 shares of our common stock to its attorneys, Richardson & Patel LLP in exchange for legal services rendered in connection with capital raising transactions. These legal services had a value of $18,601.81. The Registrant issued these securities in reliance on Section 4(2) of the Securities Act of 1933. There was no form of general solicitation or general advertising undertaken and, as the Registrant’s legal counsel, the acquirer occupies a status that affords it effective access to the information registration would otherwise provide.

On December 9, 2004 the Registrant closed a private offering of its securities, issuing 229,761 units of Series C Convertible Preferred Stock at a price of $35.50 per unit. Each unit included one share of Series C Convertible Preferred Stock and a warrant to purchase ten post-split shares of common stock at a price of $1.77 per share. The warrants have a term of four years. As a result of the offering, the Registrant received $3 million in cash and $5.2 million from the conversion of debt, salary and accrued expenses for a total of $8.2 million. The Registrant relied on section 506 of the Securities Act of 1933 to issue the securities, inasmuch as the units were sold without any form of general solicitation or general advertising and sales were made only to accredited investors.

On December 14, 2004, the Registrant issued a warrant to APS Financial. The warrant was issued for consulting services that were rendered to the Registrant. The warrant represents the right to purchase 15,000 shares of the Registrant’s common stock. The warrant may be exercised at a price of $3.20. The warrant will expire on December 14, 2011. The right to purchase the warrant shares vest equally over a period of 36 months from the date of grant. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the warrant was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor.

On December 14, 2004, the Registrant issued a warrant to Jonathan Schultz. The warrant was issued for consulting services that were rendered to the Registrant. The warrant represents the right to purchase 15,000 shares of the Registrant’s common stock. The warrant may be exercised at a price of $3.20. The warrant will expire on December 14, 2011. The right to purchase the warrant shares vest equally over a period of 36 months from the date of grant. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the warrant was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor.

On January 28, 2005 the Registrant issued 80,000 shares of its common stock to N. Williams Family Investments, L. P. and 20,000 shares of its common stock to Christopher R. Williams as consideration for a loan in the amount of $2,700,000. The per share value of the common stock on the date of grant was $2.90. The Registrant issued these securities in reliance on Section 4(2) of the Securities Act of 1933. There was no form of general solicitation or general advertising undertaken and the investors are accredited.

On January 28, 2005 the Registrant issued 50,000 shares of its common stock to Daniel S. Laikin and 50,000 shares of its common stock to Timothy Durham, both of whom are directors, in exchange for their agreement to guarantee certain matters relating to a loan received from N. Williams Family Investments, L.P. The per share value of the common stock on the date of grant was $2.90. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the Registrant did not engage in general solicitation or advertising in making this offering and the offerees occupy an insider status relative to the Registrant that affords them effective access to the information registration would otherwise provide.

On February 17, 2005 the Registrant issued 1,413 shares of common stock to Andy Gruenberg in exchange for film distribution services. The value of the services received was $4,000. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirer was an accredited investor.

On March 1, 2005 the Registrant issued to its attorneys, Richardson & Patel LLP, in exchange for legal services rendered in connection with capital raising transactions a warrant to purchase 8,400 shares of our common stock. The warrant is exercisable through May 3, 2006 and the exercise price is $4.09 as to 1,638 shares, $3.26 as to 4,377 shares and $2.95 as to 2,385 shares. The Registrant issued these securities in reliance on Section 4(2) of the Securities Act of 1933. There was no form of general solicitation or general advertising undertaken and, as the Registrant’s legal counsel, the acquirer occupies a status that affords it effective access to the information registration would otherwise provide.

On March 23, 2005, the Registrant issued to Porter, LeVay & Rose 9,104 shares of common stock and issued to Regal Growth Funding, Inc. 3,666 shares of common stock. The common stock was issued for consulting services that were rendered to the Registrant. The value of the common stock on the date of grant was $3.20. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

On April 13, 2005 the Registrant authorized for issuance to Porter, LeVay & Rose 4,536 shares of restricted common stock and issued to Regal Growth Funding, Inc. 2,268 shares of restricted common stock. The common stock was issued for consulting services that were rendered to the Company. The per share value of the common stock on the date of grant was $4.25. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

On April 13, 2005 the Registrant authorized for issuance of 20,000 shares of restricted common stock to Stephan Latieyre, an investor relations consultant, in exchange for services rendered. The per share value of the common stock on the date of grant was $4.25. The Registrant issued these securities in reliance on Section 4(2) of the Securities Act of 1933. There was no form of general solicitation or general advertising undertaken and the acquirer was an accredited investor.

On April 13, 2005 the Registrant authorized for issuance of 20,000 shares of restricted common stock to George Vandemann, a consultant, in exchange for services rendered. The per share value of the common stock on the date of grant was $4.25. The Registrant issued these securities in reliance on Section 4(2) of the Securities Act of 1933. There was no form of general solicitation or general advertising undertaken and the acquirer was an accredited investor.

Item 27. Exhibits.

a.	The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

Exhibit No.	Title

1.	Underwriting Agreement*
3.1	Certificate of Incorporation of National Lampoon, Inc. (1)
3.2	Bylaws of National Lampoon, Inc. adopted August 27, 2002 (1)
3.3	First Amendment of Certificate of Incorporation of National Lampoon, Inc. (2)
4.1	Certificate of Designations, Preferences, Rights and Limitations of Series C Convertible Preferred Stock of National Lampoon, Inc. (2)
4.2	NLAG Registration Rights Agreement dated May 17, 2002 among the Registrant and members of the NLAG Group and GTH Capital, Inc. (3)
4.3	Jimirro Registration Rights Agreement dated May 17, 2002 (3)
4.4	Piggyback Registration Rights Agreement dated September 3, 2002 between the Registrant and Constellation Venture Capital, L.P. as agent for certain individuals. (4)
4.5	Piggyback Registration Rights Agreement entered into among the Registrant and the purchasers of Series C Convertible Preferred Stock (5)
4.6	J2 Communications Voting Agreement dated May 17, 2002 among members of the NLAG Group and James P. Jimirro (3)
4.7	First Amendment to Voting Agreement dated June 7, 2002 *
4.8	Series C Voting Agreement entered into among the Registrant and purchasers of Series C Convertible Preferred Stock (5)
4.9	Lock Up Agreement executed by James P. Jimirro dated January 28, 2005 *
4.10	Form of Lock Up Agreement executed by Officers and Directors dated January 28, 2005 *
4.11	Lock Up Agreement executed by James P. Jimirro dated June 21, 2005 **
4.12	Form of Lock Up Agreement executed by Officers and Directors dated June 21, 2005 *
5.	Legal opinion of Richardson & Patel LLP**
10.1	2005 Employment Agreement between National Lampoon, Inc. and Daniel Laikin *
10.2	Employment Agreement between National Lampoon, Inc. and Douglas S. Bennett *
10.3	Secured Promissory Note dated January 28, 2005 executed by National Lampoon, Inc. in favor of N. Williams Family Investments, L.P. *
10.4	Security Agreement dated January 28, 2005 by and among National Lampoon, Inc., National Lampoon Networks, Inc. and National Lampoon Tours, Inc. and N. Williams Family Investments, L.P. *
10.5	Repayment Guaranty dated January 28, 2005 executed by National Lampoon Networks, Inc. and National Lampoon Tours, Inc. in favor of N. Williams Family Investments, L.P. *
10.6	Guaranty dated January 28, 2005 executed by Daniel S. Laikin and Timothy Durham in favor of N. Williams Family Investments, L.P. *
10.7	Subordination Agreement dated January 28, 2005 executed by National Lampoon, Inc. and National Lampoon Networks, Inc. in favor of N. Williams Family Investments, L.P. *
10.8	Termination of Security Agreement dated January 28, 2005 between National Lampoon, Inc. and James P. Jimirro *
10.9	Indemnification Agreement dated May 17, 2002 between National Lampoon, Inc. and Daniel S. Laikin
10.10	Agreement between J2 Communications and Harvard Lampoon, Inc. dated October 1, 1998 *
10.11	First Amendment to Office Lease between National Lampoon, Inc. and Avco Center Corporation dated April 21, 2000
10.12	J2 Communications Amended and Restated 1999 Stock Option, Restricted Stock and Deferred Stock Plan *
10.13	Non-Qualified Stock Option Agreement dated May 17, 2002 between J2 Communications and Daniel S. Laikin (3)
10.14	Indemnification Agreement dated May 17, 2002 between J2 Communications and Daniel S. Laikin (3)
10.15	Indemnification Agreement dated May 17, 2002 between J2 Communications and James P. Jimirro (3)
10.16	Common Stock Warrant for Series B Preferred Stockholders (3)
10.17	Series C Preferred Stock and Warrant Purchase Agreement (5)
10.18	Piggyback Registration Rights Agreement for Series C Preferred Stockholders (5)
10.19	Common Stock Purchase Warrant for Series C Preferred Stockholders (5)

10.20	Agreement dated December 16, 1981 between Warner Bros. Inc. and Studio 21 Productions, Inc.*
10.21	Agreement dated July 1, 1984 between Warner Bros. Inc. and Studio 21 Productions, Inc.*
10.22	Letter Agreement dated June 27, 2003 between National Lampoon, Inc. and American Movie Classic Company*(7)
10.23	Agreement dated September 9, 2003 between National Lampoon, Inc. and TTWF, LLC*(7)
10.24	Agreement dated June 30, 2004 between Buena Vista Internet Group and National Lampoon, Inc.*(7)
10.25	Agreement dated December 14, 2004 between Majestic Entertainment and National Lampoon, Inc.*(7)
10.26	License Agreement dated February 2, 2005 between National Lampoon, Inc. and NL Radio, LLC (6)
10.27	Operating Agreement for NL Radio, LLC dated March 2, 2005 among K-Tahoe Investments, Ltd. and Front Row Films, Ind. And National Lampoon, Inc. (6)(7)
10.28	Underwriters’ Warrant*
10.29	Promissory Note in favor of Richardson & Patel LLP*
21.	Subsidiaries of National Lampoon, Inc.*
23.	Consent of Stonefield Josephson, Inc.*
24.1	Power of Attorney signed by James P. Jimirro*
24.2	Power of Attorney signed by Joshua Finkenberg*
24.3	Power of Attorney signed by Timothy Durham*
24.4	Power of Attorney signed by Richard Irvine*
24.5	Power of Attorney signed by Paul Skjodt*
24.6	Power of Attorney signed by Ron Berger*

*Previously filed.

**Filed herewith.

(1) Incorporated by reference from the Registrant’s Form 10-K/A for the fiscal year ended July 31, 2003 filed with the Securities and Exchange Commission on December 19, 2003.

(2) Incorporated by reference from the Registrant’s Form 10-K for the fiscal year ended July 31, 2004 filed with the Securities and Exchange Commission on October 29, 2004.

(3) Incorporated by reference from the Registrant’s Form 8-K filed with the Securities and Exchange Commission on May 31, 2002.

(4) Incorporated by reference from the Registrant’s Form 8-K filed with the Securities and Exchange Commission on September 9, 2002.

(5) Incorporated by reference from the Registrant’s Form 10-QSB filed with the Securities and Exchange Commission on December 22, 2004.

(6) Incorporated by reference from the Registrant’s Form 10-QSB filed with the Securities and Exchange Commission on June 15, 2005.

(7) The Registrant has omitted certain portions of this exhibit pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

Item 28.          Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant will:

1.     For purposes of determining any liability under the Securities Act of 1933,, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.     For determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Pre-Effective Amendment No. 4 on Form SB-2 to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Los Angeles, State of California on the 29th day of July 2005.

National Lampoon, Inc.
a Delaware corporation

By:	/s/ Daniel S. Laikin
Daniel S. Laikin, Chief Executive Officer

By:	/s/ Douglas S. Bennett
Douglas S. Bennett
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 4 on SB-2 Registration Statement has been signed by the following persons in the capacities with National Lampoon, Inc. and on the dates indicated.

Dated: July 29, 2005	/s/ Daniel Laikin
Daniel Laikin, Chief Executive Officer, Chief
Operating Officer and Director

Dated: July 29, 2005	/s/ Douglas S. Bennett
Douglas S. Bennett, President and Chief Financial
Officer

Dated: July 29, 2005	/s Lorraine Evanoff
Lorraine Evanoff, Executive Vice President and
Chief Accounting Officer

Dated: July 29, 2005	*
James P. Jimirro, Director

Dated: July 29, 2005	*
Timothy Durham, Director

Dated: July 29, 2005	*
Paul Skjodt, Director

Dated: July 29, 2005	*
Joshua Finkenberg, Director

Dated: July 29, 2005	*
Richard Irvine, Director

Dated: July 29, 2005	*
Ron Berger, Director

*/s/ Daniel S. Laikin
Daniel S. Laikin, Attorney-in-Fact